Exhibit 10.12
SECOND AMENDMENT TO LEASE

    This Second Amendment to Lease (this "Second Amendment") is made effective as of December 10, 2020 (“Effective Date”) by and between ORCHARD PARKWAY SJ, LLC, a California limited liability company ("Landlord") and CALIX, INC., a Delaware corporation (“Tenant”). Landlord and Tenant are sometimes individually referred to as a “party” and collectively as the “parties.”
RECITALS
    A.    Tenant and Landlord’s predecessor in interest Orchard Parkway San Jose, LLC, a California limited liability company entered into that certain Net Lease Agreement dated as of March 9, 2018 (the "Original Lease") and (ii) that certain First Amendment to Lease dated as of November 14, 2018 (collectively, the “Agreement”) pursuant to which Tenant leases and occupies the Premises commonly known as 2777 Orchard Parkway, San Jose, California and more particularly described in the Agreement;

    B.    Tenant presently maintains in force a letter of credit (the “LOC”) in the amount of the Letter of Credit Amount as security for its obligations under the Agreement, all as more particularly described in Paragraph 5 of the Original Lease; and

    C.     Tenant has requested that Landlord permit Tenant to substitute a cash security deposit in place of the LOC and Landlord is willing to accommodate Tenant’s request on the terms and conditions herein.

AGREEMENT
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and incorporating all of the above as though set forth in full herein and in consideration of all the recitals, conditions and agreements contained herein, the parties hereby agree as follows:
1.Capitalized Terms. All capitalized terms used herein but not expressly defined or modified herein shall have the same meanings given such terms in the Agreement. The term “Lease” where used in the Agreement and this Second Amendment shall refer to the Agreement as revised, amended and modified by this Second Amendment.
2.Administrative Fee. Within seven (7) business days following the Effective Date, Tenant shall deliver to Landlord $5,000.00 in immediately available funds as reimbursement for administrative costs and attorney fees incurred in connection with this Second Amendment (the “Administrative Fee”).
3.Amendment to Agreement. Landlord and Tenant hereby agree to amend the Agreement as follows:

SECOND AMENDMENT TO LEASE – 2777 Orchard Parkway, San Jose, CA

a.Cash Security Deposit. On or before January 1, 2020, Tenant shall deliver to Landlord $209,272.00 in immediately available funds as a new security deposit (the “Security Deposit”). The Security Deposit shall be held by Landlord as provided herein. The Security Deposit shall secure the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision, covenant or condition of this Lease, including but not limited to the payment of Rent or Additional Rent beyond any applicable notice or cure period (provided, however, that no such notice and/or cure period(s) shall apply as of the expiration or earlier termination of this Lease), Landlord may (but shall not be required to) use all or any part of the Security Deposit for the payment of any sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full amount and Tenant's failure to do so shall be a Default by Tenant. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. Within ninety (90) days after the expiration or earlier termination of the Lease Term, and provided there exists no default by Tenant hereunder, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to Tenant’s assignee), provided that subsequent to the expiration (or earlier termination) of this Lease, Landlord may retain from said Security Deposit (a) any and all amounts necessary to cure any default in the payment of Rent and/or Additional Rent, to repair any damage to the Premises caused by the Tenant, and to clean the Premises upon such expiration or termination of this Lease, (b) any amounts that Landlord may incur or be obligated to incur in exercising Landlord's rights under this Lease and (c) any expense, loss or damage that Landlord reasonably estimates it may suffer because of Tenant’s default (including, without limitation, any and all amounts of Rent and/or Additional Rent that would have been due under this Lease had this Lease remained in effect for the entire term). Without limiting the generality of the preceding sentence, Landlord and Tenant hereby agree that Landlord may, in addition, claim and retain from the Security Deposit those sums necessary to compensate Landlord for any other loss or damage caused by any act or omission of Tenant or Tenant’s officers, agents, employees, independent contractors or invitees or the default of Tenant under this Lease, including, without limitation, the unamortized portion of any leasing commissions and tenant improvements costs (which commissions and tenant improvements costs shall be amortized over the Lease Term) incurred by Landlord in connection with this Lease and any damages to which Landlord is entitled under Law (including, without limitation, California Civil Code § 1951.2) as a result of Tenant's default under this Lease. Should Landlord sell its interest in the Premises during the term hereof, and if Landlord deposits with the purchaser thereof the then unapplied funds deposited by Tenant as aforesaid, Landlord shall be discharged from any liability with respect to such Security Deposit. Tenant hereby waives the provisions of California Civil Code§ 1950.7, and all other provisions of Law now or hereafter in force, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises. Tenant may not assign or encumber the Security Deposit without the prior written consent of Landlord. Any attempt to do so will be void and will not be binding on Landlord.

SECOND AMENDMENT TO LEASE – 2777 Orchard Parkway, San Jose, CA

b.Letter of Credit. Following Landlord’s timely receipt of the Security Deposit and the Administrative Fee, Tenant shall be relieved of its obligation under the Lease to maintain the Letter of Credit.
4.Conditions Precedent. Landlord’s timely receipt of the Administrative Fee and the Security Deposit from Tenant is a condition precedent to the effectiveness of this Second Amendment. If Tenant fails to timely deliver to Landlord the Administrative Fee and the Security Deposit, then Landlord may at its option declare this Second Amendment terminated and voided, in which case the relationship of Landlord and Tenant as to the Premises shall continue to be governed by the Agreement as if this Second Amendment had never been entered into.
5.Further Instruments. Each party agrees to execute and deliver such further instruments and perform any and all acts reasonably requested by the other party to effectuate the purpose and terms of this Amendment.
6.CASp Notification. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). The provisions of Paragraph 2.4 of the Original Lease are hereby incorporated herein by reference, reiterated and ratified by the parties.
7.General Provisions. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Second Amendment and the meaning of the provisions hereof. The provisions of this Second Amendment shall be construed as to the fair meaning and not for or against any party based upon any attribution of such party as the sole source of the language in question. Except as expressly amended pursuant to this Second Amendment, the terms and provisions of the Agreement shall remain unmodified and shall continue in full force and effect, and Tenant and Landlord hereby ratify and affirm all their respective rights and obligations under the Agreement. In the event of any conflict between this Second Amendment and the Agreement, this Second Amendment shall govern. The terms and provisions of this Second Amendment, together with the Agreement, shall constitute all of the terms and provisions to which Tenant and Landlord have agreed with respect the Tenant’s tenancy at the Premises, and there are no other terms and provisions, oral or written, that apply to the Agreement and/or the Premises other than as set forth in the Agreement as modified by this Second Amendment. The provisions of this Second Amendment shall apply to, be binding upon, and inure to the benefit of the parties hereto and to their respective successors and assigns. This Second Amendment may be executed in multiple counterparts, all of which shall constitute an original, and all of which together shall constitute a single instrument. Counterparts of this Second Amendment executed and delivered by facsimile, email or other means of electronic delivery shall constitute originals for all purposes.
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SECOND AMENDMENT TO LEASE – 2777 Orchard Parkway, San Jose, CA

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the Effective Date.

TENANT: CALIX, INC., a Delaware corporation By: /s/ Tom M. Gemetti Name: Tom M. Gemetti Its: VP & Corporate Controller	LANDLORD: ORCHARD PARKWAY SJ, LLC, a California limited liability company By: /s/ Victor Lo Name: Victor Lo Its: Manager